Exhibit 4.1

SOUTHWEST COMMUNITY BANK

AND

U.S. STOCK TRANSFER CORPORATION

WARRANT AGENT

WARRANT AGREEMENT

Dated as of April 19, 2002

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TABLE OF CONTENTS

(continued)

Page
Exhibit
	Form of Warrant Certificate	Exhibit A

	Fee Schedule	Exhibit B

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WARRANT AGREEMENT

THIS AGREEMENT, dated as of April 19, 2002, between SOUTHWEST COMMUNITY BANK, a California corporation (the “Company”), and U.S. STOCK TRANSFER CORPORATION, a California corporation (the “Warrant Agent”), is made with reference to the following:

WITNESSETH:

WHEREAS, the Company proposes to issue warrants, as hereinafter described (the “Warrants”), to purchase up to 38,462 of its shares of its Common Stock in connection with a public offering of shares of its Common Stock and Warrants; and

WHEREAS, to provide for the appointment of a Warrant Agent, to provide for countersignature of the Warrants by the Warrant Agent, and to establish the terms and conditions of the Warrants, the Company in and by resolution of its Board of Directors has duly authorized the execution and delivery of this Warrant Agreement and the execution, issuance, and delivery of the Warrant Certificates (as hereinafter defined);

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions hereinafter set forth in this Agreement and the Warrant Agent hereby accepts such appointment and agrees to perform the same upon the terms and conditions hereinafter set forth. The Company may from time to time, upon providing written notice to the warrant agent, appoint such additional or substitute warrant agents as it may deem necessary or desirable.

Section 2. Form of Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”), including the Warrant Exercise Form and the Assignment of Warrant Form to be printed on the reverse thereof, to be delivered pursuant to this Agreement shall be in registered form only, shall be substantially in the form set forth in Exhibit A hereto, and may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements, printed, lithographed, or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any applicable law or any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or inter-dealer quotation system on which the Warrant Certificates may from tine to time be listed, or to conform to usage. Each Warrant Certificate shall be dated as of the date of issuance thereof by the Warrant Agent issuing such Warrant Certificate, either upon initial issuance or upon transfer or exchange, and on its face shall entitle the registered holder thereof to purchase one share of Common Stock for each Warrant evidenced by such Warrant Certificate, initially at the prices per share set forth therein, but the number of such shares and such prices per share shall be subject to adjustments as provided therein. For purposes of this Agreement, the date the Company commenced banking operations shall be deemed the date of initial issuance.

The Warrant Certificate shall be exercisable and transferrable immediately upon issuance. Without limitation, any exercise shall comply with the provisions of Subsection 6(b) hereof.

Section 3. Issuance of Warrant Certificates; Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its President or any Vice President, by facsimile signature and have affixed thereto a facsimile of the Company’s seal which shall be attested by the Secretary or an Assistant Secretary of the Company by facsimile signature. The Warrant Certificates shall be manually countersigned by the Warrant Agent (or by any successor as a Warrant Agent hereunder) and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any Warrant Certificate shall cease to be such officer of the Company before countersignature by a Warrant Agent and issuance and delivery thereof, such Warrant Certificate, nevertheless, may be countersigned by the Warrant Agent, and issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer. Upon countersignature by the Warrant Agent and delivery, the Warrant Certificate shall be valid and binding upon the Company, and the holder thereof shall be entitled to all the benefits of this Agreement.

The Warrant Agent will keep or cause to be kept at its principal corporate trust office in Glendale, California, or elsewhere, books for registration and registration of transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Warrants evidenced on its face by each of the Warrant Certificates, and the date of each of the Warrant Certificates.

Section 4. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost, or Stolen Warrant Certificates. Subject to the provisions of Section 14 hereof any Warrant Certificate, with or without other Warrant Certificates, may be transferred, split up, combined, or exchanged for another Warrant Certificate or Warrant Certificates representing in the aggregate a like number of Warrants. Subject to any restriction on transferability that may appear on a Warrant Certificate in accordance with the terms hereof, any registered holder desiring to register the transfer of, or to split up, combine, or exchange, any Warrant Certificate or Warrant Certificates shall make such request in writing delivered to the Warrant Agent and shall surrender such Warrant Certificate or Warrant Certificates to the Warrant Agent at its offices maintained for that purpose in Glendale, California, or elsewhere. Thereupon the Warrant Agent shall countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as soon as required. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination, or exchange of Warrant Certificates.

Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction, or mutilation of a Warrant Certificate, and, in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant Certificate if mutilated, the Company will direct the Warrant Agent to make a new Warrant Certificate of like tenor for the same number of Warrants and deliver such new Warrant Certificate to the registered owner in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Section 5. Subsequent Issue of Warrant Certificates. Subsequent to their original issuance, no Warrant Certificates shall be issued except: (i) Warrant Certificates issued upon any transfer, combination, split up, or exchange of Warrants pursuant to Section 4 hereof; (ii) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 4 hereof; (iii) Warrant Certificates issued pursuant to Section 6 hereof upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate; and (iv) Warrant Certificates issued pursuant to Sections 11 or 20 hereof.

Section 6. Exercise of Warrants; Exercise Prices; Expiration Date of Warrants.

(a) Each Warrant may be exercised on any business day beginning on the date of issuance and continuing until the close of business on April 30, 2007 (such date, as it may be changed, is herein called the “Expiration Date”). Each Warrant not exercised on or before the close of business on the Expiration Date shall automatically become void at 5:00 P.M. Pacific Time (which time shall be deemed the “close of business” for purposes of this Agreement, the Warrants and the Warrant Certificates), on the Expiration Date; each holder thereof shall thereafter have no further rights with respect thereto and the Company and the Warrant Agent shall thereafter have no further obligations with respect thereto.

(b) Subject to the provisions of this Agreement including Sections 11, 13 and 14, the holder of each Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to such holder(s) of a Warrant) one fully paid share of Common Stock at the exercise prices per share set forth in the form of Warrant Certificate included herein, as such prices may be adjusted in accordance with the provisions hereof (such prices, as so adjusted, being herein called the “Exercise Price”), upon surrender to the Warrant Agent, at its offices maintained for that purpose in Glendale, California, or elsewhere, of the Warrant Certificate evidencing such Warrants with the Warrant Exercise Form on the reverse thereof duly completed and signed, and upon payment of the then applicable Exercise Price. Payment of the Exercise Price and any amounts described in Subsection 6(c) shall be: (i) in cash in United States dollars; or (ii) by certified or official bank check payable in United States dollars to the order of the Company.

(c) Upon receipt of a Warrant Certificate, with the Warrant Exercise Form duly executed, accompanied by payment of the Exercise Price-for the shares of Common Stock to be purchased and an amount (if required by Section 9 hereof) equal to any applicable transfer tax, the Warrant Agent shall thereupon promptly: (i) requisition from any transfer agent for the shares of Common Stock certificates evidencing ownership of the number of shares of Common Stock to be purchased; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares of Common Stock; and (iii) promptly after receipt of such certificates cause the same to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, when appropriate after receipt promptly deliver such cash in lieu of fractions to or upon the order of the registered holder of such Warrant Certificate.

(d) In case the registered holder of any Warrant Certificate shall exercise fewer than all of the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his or her duly authorized assignee, subject to the provisions of Section 14 hereof.

(e) The Warrant Agent shall account promptly to the Company with respect to Warrants exercised, shares of Common Stock issued, and concurrently deliver to the Company all monies or checks for the purchase of shares of Common Stock.

Section 7. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, conversion, exchange, substitution, or registration of transfer shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or if surrendered to the Warrant Agent shall be canceled by it. The Company shall deliver to the Warrant Agent for cancellation and retirement and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

Section 8. Reservation and Availability of Shares of Common Stock. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise or conversion of Warrants, the full number of shares of Common Stock deliverable upon the exercise or conversion of all outstanding Warrants.

Before taking any action which would cause an adjustment pursuant to Section 11 reducing the Exercise Price, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Exercise Price as so adjusted.

The Company covenants that all shares of Common Stock which may be issued upon exercise of Warrants will upon issue be fully paid and non-assessable and free from all taxes, liens, charges and security interests with respect to the issue thereof.

The Warrant Agent is hereby authorized to requisition from time to time from any transfer agent for the shares of Common Stock, and any subsequent transfer agent of any of the Company’s securities issuable upon the exercise o f the Warrants, share certificates required to honor outstanding Warrants. The Company hereby authorizes and instructs its present and any future transfer agent to comply with all such requests. The Company will supply such transfer agent with duly executed share certificates for such purpose and will itself provide or otherwise make available any cash which may be payable as provided in Section 14.

If and for so long as the outstanding shares of Common Stock may be listed on any securities exchange or inter-dealer quotation system in the United States, the Company shall use its best efforts to cause all shares reserved for issuance or conversion upon the exercise or conversion of Warrants to be listed on each such exchange or quotation system Upon official notice of issuance upon such exercise or conversion.

Section 9. Transfer Taxes. The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Warrant Certificates or of any shares of Common Stock upon the exercise or conversion of Warrants. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or conversion or delivery of certificates for shares of Common Stock in a name other than that of the registered holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificates for shares of Common Stock upon the exercise or conversion of any Warrants until any such tax shall have been paid (any such tax being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

Section 10. Common Stock Record Date. Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the shares of Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable transfer taxes) was made. Prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a shareholder of the Company with respect to shares for which the Warrants shall be exercisable, including, without limitation, the rights to vote, to receive dividends or other distributions (except as expressly set forth herein), or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as expressly provided herein.

Section 11. Adjustment of Exercise Price, Number of Shares or Number of Warrants. The Exercise Price, the number and kind of securities purchasable upon the exercise of each Warrant and the number of Warrants outstanding shall be subject to adjustment from time to time upon the happening of the events enumerated in Section 9 of the Warrant Certificate.

Section 12. Notices to Warrantholders. Upon any adjustment of the Exercise Price pursuant to Section 11, the Company within 20 days thereafter shall: (i) cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of recognized standing (who may be the regular auditors of the Company) selected by the Board of Directors of the Company setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based and setting forth the number of Warrants to be issued under Section 11 hereof, or the number of shares of Common Stock (or portion thereof) purchasable upon exercise of a Warrant after such adjustment in the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein; and (ii) cause to be given to each of the holders of record of Warrant Certificates at their respective addresses appearing on the Warrant register written notice of such adjustment by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be made under the provisions of Section 9.5 of the Warrant Certificate.

Section 13. Obtaining of Governmental Approvals. The Company will use its reasonable efforts to take such action which may be necessary from time to time to obtain and keep effective any and all permits, consents, and approvals of governmental agencies and authorities and to make all filings under federal and state securities laws which may be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrant Certificates, the exercise of the Warrants, and the issuance, sale, transfer and delivery of the shares of Common Stock issuable upon exercise of the Warrants.

The Company will give written notice of the issuance of shares of Common Stock pursuant to the exercise of Warrants, at such times and in such detail as may be required, to each stock exchange and inter-dealer quotation system on which the shares of Common Stock are listed.

Notwithstanding any other provision of this Agreement or of the Warrants to the contrary: (i) the Warrants shall not be exercisable by the holder of any Warrant Certificate resident in a jurisdiction under the securities or blue sky laws of which the shares of Common Stock issuable upon exercise of such Warrant Certificate are not registered or qualified or exempt from registration or qualification or in which a current prospectus meeting the requirements of the laws of such jurisdiction cannot be lawfully delivered by or on behalf of the Company; and (ii) the Warrants shall not be exercisable by the holder of any Warrant Certificate if the shares of Common Stock issuable upon exercise of such Warrant Certificate are not the subject of a current registration statement filed with and declared effective by the Securities and Exchange Commission, the California Department of Financial Institutions, or such other appropriate securities agency, or exempt from such registration.

Section 14. Fractional Shares.

(a) The Company shall not be required to issue fractions of shares of Common Stock upon exercise of the Warrants or to distribute share certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock there shall be paid to the registered holders of Warrant Certificates at the time such Warrants are exercised as herein provided an amount in cash in United States dollars equal to the same fraction of the current market value of a share of Common Stock. For purposes of this Subsection 14(a), the current market value of a share of Common Stock shall be the Closing Price of a share of Common Stock for the trading day immediately prior to the date of such exercise.

(b) The holder of a Warrant, by the acceptance of the Warrant, expressly waives the holder’s right to receive any fractional share of Common Stock upon exercise of a Warrant.

Section 15. Rights of Action. All rights of action in respect of this agreement are vested in the respective registered holders of the Warrant Certificates; and any registered holder of any Warrant Certificate, without the consent of the Warrant Agent or of the holder of any other Warrant Certificate, may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action, or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Warrants evidenced by such Warrant Certificate in the manner provided in such Warrant Certificate and in this agreement.

Section 16. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a) Transfer of the Warrant Certificates shall be registered on the Warrant register only if surrendered at the principal corporate trust office or agency of the Warrant Agent as set forth in Section 4 hereof, duly endorsed or accompanied by a proper instrument of transfer; and

(b) Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (not withstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for shall purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Section 17. The Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken in accordance with the opinion or the advice of such counsel provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

(d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document, or instrument believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent compensation for the services rendered by the Warrant Agent in the performance of this Agreement, in accordance with the Fee Schedule attached hereto as Exhibit B to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the performance of this Agreement and to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, expenses, and counsel fees, for anything done or omitted by the Warrant Agent in the performance of this Agreement except as a result of the Warrant Agent’s negligence or bad faith.

(f) Except as otherwise provided by law, the Warrant Agent and any shareholder, director, officer, or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not a Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(g) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence, wilful misconduct or bad faith, provided, however, the Warrant Agent shall have no liability hereunder for failing to take any action which it is not specifically directed to take by the terms of this Agreement.

(h) The Warrant Agent is hereby authorized and directed to accept written instructions with respect to the performance of its duties hereunder from the President or any Vice President or the Treasurer or Chief Financial Officer of the Company, and to apply to such officers for written advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with written instructions of any such officer.

Section 18. Change of Warrant Agent. The Warrant Agent may resign or be discharged from its duties under this Agreement by giving to the Company notice in writing, and by giving notice in writing by first class mail postage prepaid, to the registered holders of Warrant Certificates at their respective addresses appearing in the Warrant register, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. The Company may remove the Warrant Agent or any successor warrant agent upon 30 days’ notice in writing, mailed to the Warrant Agent or any successor warrant agent and to each transfer agent of the shares of Common Stock by registered or certified mail, and to the registered holders of Warrant Certificates at their respective addresses appearing in the Warrant register. If the Warrant Agent shall resign or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any warrant agent that is to be the successor of the Warrant Agent or any of its successors, whether appointed by the Company or by such a court shall be a bank or trust company in good standing, incorporated under the laws of the State of California or of the United States of America, and having its principal office in California and having at the time of its appointment as warrant agent a combined capital and surplus of at least Ten Million Dollars ($10,000,000.00). After appointment, any successor warrant agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Warrant Agent without further act or deed, but the former War ant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 18, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be.

Section 19. Maintenance of Office. As long as any of the Warrant Certificates remain unexercised or unconverted, the Company will maintain an office or agency in California where the Warrant Certificates may be presented for registration, transfer, exchange, or exercise pursuant to the terms of this Agreement, and where notices and demands to or upon the Company in respect of the Warrants, Warrant Certificates, or this Agreement may be served. The principal corporate trust office of the Warrant Agent in the City of Glendale shall be the office or agency for such purposes, which at the date hereof is:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale, California 91204-2991

Attention: John Stein, President

Section 20. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants or Warrant Certificates to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 21. Notices. Notices or demands authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed (until another address is filed in writing with the Warrant Agent) as follows:

Southwest Community Bank

5810 El Camino Real

Carlsbad, California 92008

Attention: Frank J. Mercardante, President

Subject to the provisions of Section 18, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Warrant Certificate to or on the Warrant Agent shall be sufficiently given or made, except as otherwise provided in this agreement with respect to a particular Section or Subsection, if sent by first class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

U.S. Stock Transfer Corporation

1745 Gardena Avenue

Glendale. California 91204-2991

Attention: John Stein, President

Notice or demands authorized by this agreement to be given or made by the Company or the Warrant sent to the holder of any Warrant Certificate shall be sufficiently given or made if sent by first class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the Warrant register and published at least once in The Wall Street Journal (national edition).

Section 22. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make, any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates. Other than as provided in the preceding sentence, no, supplement or amendment to this Agreement shall be made without the affirmative vote or written consent of each of the Company, the Warrant Agent and the holders of a majority of the Warrants then outstanding.

Section 23. Successors. All of the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 24. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or entity other than the Company, the Warrant Agent, and the registered holders of the Warrant Certificates any legal or equitable right remedy, or claim under this Agreement but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent, and the registered holders of the Warrant Certificates.

Section 25. California Contract. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made by residents of and to be performed entirely within such state.

Section 26. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 27. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed and attested, all as of the day and year first above written.

The Company:

SOUTHWEST COMMUNITY BANK

		By:	/s/ Frank Mercardante
Frank Mercardante, President

/s/ Paul M. Weil
Paul M. Weil, Secretary

The Warrant Agent

U.S. STOCK TRANSFER CORPORATION

		By:	/s/ Rich Tilton
Rich Tilton, Assistant Vice President

By:	/s/ James Hunter
James Hunter, Senior Vice President & Secretary

EXHIBIT A

[Face of Warrant]

NO. SWCB-WRT-	Warrants

CUSIP	To Purchase One Share Of Common Stock Each

SOUTHWEST COMMUNITY BANK

Organized Under the Laws of the State of California

THIS CERTIFIES THAT, for value received,

the registered holder hereof or registered assigns (the “Holder”), is entitled to purchase from Southwest Community Bank, a California banking corporation (the “Bank”), at the purchase price of $28.60 per share (the “Warrant Price”), one share of the Bank’s Common Stock, no par value (the “Common Stock”), for each Warrant comprising the aggregate number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant and the Warrant Price per share shall be subject to adjustment from time to time as set forth herein. This Warrant shall expire at 5:00 p.m. Pacific Time on April 30, 2007 (the “Expiration Date”), unless extended by the Bank, subject to regulatory approval.

This Warrant is one of a duly authorized issue of up to 38,462 Warrants evidencing the right to purchase an aggregate of up to 38,462 shares of Common Stock and is issued in connection with the Bank’s public offering consisting of up to 192,310 shares of Common Stock and one Warrant for every five shares of Common Stock purchased. The shares of Common Stock to be issued upon the exercise of Warrants are referred to herein as “Warrant Shares.” The offer and sale of the Warrants and the Warrant Shares has been made pursuant to a Permit issued by the California Department of Financial Institutions.

1. Exercise Period and Expiration Date. The Warrants are exercisable from issuance until the Expiration Date (the “Exercise Period”), unless extended. This Warrant shall expire in its entirety and no longer be exercisable at 5:00 p.m., Pacific Time, on the Expiration Date, unless extended. The Bank shall use its best efforts to qualify or register the Warrant Shares under the laws of the states in which the Holders reside and under applicable federal securities laws where no exemption from such registration or qualification is available.

2. Exercise of Warrants. This Warrant may be exercised at the Bank’s Administrative Office at 5810 El Camino Real, Carlsbad, California 92008, upon presentation and surrender hereof, with the Warrant Exercise Form on the reverse side hereof duly completed and signed, and upon payment to the Bank of the Warrant Price (as adjusted in accordance with the provisions of Section 9 hereof), for the number of Warrant Shares in respect of which such

Warrant is then exercised. Payment of the aggregate Warrant Price shall be made in cash in United States dollars, by certified or official bank check payable in United States dollars to the order of the Bank, or by any combination thereof.

The Bank shall not be required to issue fractional Warrant Shares on the exercise of Warrants. When Warrants shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable by such Holder on exercise of the Warrants so presented. If any fraction of a Warrant Share would be issuable on the exercise of any Warrants in full, the Bank shall pay an amount in cash equal to the then current market price per Warrant Share multiplied by such fraction. When Warrants shall be presented for exercise as to a specified portion, only full Warrant Shares shall be issuable and a new Warrant shall be issuable evidencing the remaining Warrant or Warrants.

Upon such surrender of Warrants and payment of the Warrant Price as aforesaid, the Bank or its Warrant Agent shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided above in this Section 2, in respect of any fractional Warrant Share otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price, as aforesaid; provided, however, that if, at the date of surrender of such Warrants and payment of the Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Bank shall be under no duty to deliver any certificate for such Warrant Shares. The purchase rights represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a Warrant is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new Warrant evidencing the remaining Warrant or Warrants will be issued. All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Bank.

3. Exchange of Warrants. This Warrant may be exchanged without charge for another Warrant(s) entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant(s) surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant(s) shall make such request in writing delivered to the Bank or its Warrant Agent and shall surrender, properly endorsed, the Warrant(s) to be so exchanged. Thereupon, the Bank or its Warrant Agent shall deliver to the person(s) entitled thereto new Warrant(s) as so requested.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

WITNESS, the facsimile seal of the Bank and the facsimile signatures of its duly authorized officers. This Warrant certificate is not valid until countersigned by the Warrant Agent.

SOUTHWEST COMMUNITY BANK,
a California corporation

By:	/s/ Illegible
President

/s/ Paul M. Weil

By:

[SOUTHWEST COMMUNITY BANK SEAL] Secretary

Dated:

Countersigned:
U.S. STOCK TRANSFER CORPORATION
As Warrant Agent

By:
Authorized Officer

4. Transfer of Warrants. This Warrant shall be transferable only on the books of the Bank maintained by the Warrant Agent upon delivery hereof, with the Assignment of Warrant Form below duly endorsed with signatures properly guaranteed by a commercial bank or securities brokerage firm, or accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Bank or its Warrant Agent shall deliver a new Warrant or Warrants to the person(s) entitled thereto.

5. Payment of Taxes. The Bank will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Bank shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrants or certificates for Warrant Shares in a name other than that of the registered Holder of the Warrants, and in such case the Bank shall not be required to issue or deliver any certificates for shares of Common Stock or any Warrant until the person requesting the same has paid to the Bank the amount of such tax or has established to the Bank’s satisfaction that such tax has been paid.

6. Mutilated or Missing Warrants. In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Bank or its Warrant Agent may, at its discretion issue, upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest;

but only upon receipt of evidence satisfactory to the Bank or its Warrant Agent of such loss, theft or destruction of such Warrant and indemnity, if requested, also satisfactory to the Bank or its Warrant Agent. An applicant for such a substitute Warrant shall reimburse Bank and its Warrant Agent for all reasonable expenses and shall also comply with such other reasonable regulations as the Bank or its Warrant Agent may prescribe.

7. Reservation of Warrant Shares. The Bank shall at all times, while the Warrants are exercisable, keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. Promptly after the date of expiration of the Warrants, no shares shall be subject to reservation in respect of such Warrants.

8. Cancellation of Warrants. The Bank or its Warrant Agent shall cancel any Warrants surrendered for exchange, substitution, transfer or exercise in whole or in part.

9. Adjustment of Warrant Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustments from time to time upon the happening of certain events, as hereinafter defined:

9.1 Mechanical Adjustments. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment as follows:

(a) In case the Bank shall: (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock; (ii) subdivide its outstanding shares of Common Stock into a greater number of shares; (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; or (iv) issue by reclassification of its shares of Common Stock or capital reorganization other securities of the Bank, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Bank which the Holder would have owned or would have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Paragraph (a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) No adjustment in the number of Warrant Shares purchasable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of Warrant Shares purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this Paragraph (b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment(s). All calculations shall be made to the nearest one hundredth (1/100) of a share.

(c) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as herein provided, each Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying the Warrant Price immediately prior to the adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to the adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter. All calculations shall be made to the nearest whole penny.

(d) For the purpose of this Subsection 9.1, the term “shares of Common Stock” shall mean: (i) the class of stock designated as the Common Stock of the Bank at the date of this Warrant: or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to Paragraph (a) above, the Holder shall become entitled to purchase any shares of the Bank other than shares of Common Stock, thereafter the number of such other shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in Paragraphs (a) through (c), inclusive, above, and the provisions of Sections 1 and 2 and Subsections 9.2 through 9.4, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

9.2 Voluntary Adjustment by the Bank. The Bank may at its option, at any time during the term of the Warrants, reduce the then current Warrant Price to any amount deemed appropriate by the Board of Directors of the Bank, subject to regulatory approval.

9.3 Notice of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares are adjusted, as herein provided, the Bank shall cause to be mailed by First class mail, postage prepaid, to each Holder, notice of such adjustment or adjustments setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price of such Warrant Shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Any failure by the Bank to give notice to any Holder or any defect therein shall not affect the validity of such adjustment or of the event resulting in the adjustment, nor of the Holder’s rights to such adjustment.

9.4 No Adjustment for Dividends or Distributions. Except as provided in Subsections 9.1 and 9.6, no adjustment in respect of any dividends or distributions shall be made during the term of a Warrant or upon the exercise of a Warrant.

9.5 Rights Upon Consolidation, Merger. etc.

(a) In the case of any consolidation of the Bank with or merger of the Bank into another corporation or in the case of any sale or conveyance to another corporation of the property of the Bank as an entirety or substantially as an entirety, such successor or purchasing corporation may assume the obligations hereunder, and may execute with the

Bank an agreement that each Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such transaction to purchase upon exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which each Holder would have owned or would have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The Bank shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 9. The provisions of this Subsection 9.5 shall similarly apply to successive consolidations, mergers, sales or conveyances.

(b) In the event that such successor corporation does not execute such an agreement with the Bank as provided in Paragraph (a), then each Holder shall be entitled to exercise outstanding Warrants, during a period of at least 30 days, which period shall terminate at least 5 days prior to consummation of the consolidation, merger, sale or conveyance, and thereby receive consideration in the transaction on the same basis as other previously outstanding shares of the same class as the Warrant Shares acquired upon exercise. The Bank shall use its best efforts to qualify or register the Warrant Shares issued pursuant to this Paragraph (b) under the laws of the states in which the holders reside and under applicable federal securities laws where no exemption from registration or qualification is available. Warrants not exercised in accordance with this Paragraph (b) before consummation of the transaction will be canceled and become null and void. The Bank shall mail by first class mail, postage prepaid, to each Holder, at least 10 days prior to the first date on which the Warrants shall become exercisable, notice of the proposed transaction setting forth the first and last date on which the Holder may exercise outstanding Warrants and a description of the terms of this Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the prescribed date.

(c) The Bank’s failure to give any notice required by this Subsection 9.5 or any defect therein shall not affect the validity of any such agreement, consolidation, merger, sale or conveyance of property.

9.6 Rights Upon Liquidation. In case: (i) the Bank shall make any distribution of its assets to holders of its shares of Common Stock as a liquidation or partial liquidation dividend or by way of return of capital, or other than as a dividend payable out of capital and unimpaired surplus legally available for dividends under California law: or (ii) the Bank shall liquidate, dissolve or wind up its affairs (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets, and business as an entirety), then the Bank shall cause to be mailed to each Holder, by first class mail, postage prepaid, at least 20 days prior to the applicable record date, a notice stating the date on which such distribution, liquidation, dissolution or winding up is expected to become effective, and the date on which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property or assets (including cash) deliverable upon such distribution, liquidation, dissolution or winding up. The Bank’s failure to give the notice required by this Subsection 9.6 or any defect therein shall not affect the validity of such distribution, liquidation, dissolution or winding up.

9.7 Statement on Warrant. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants. Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issued.

10. No Rights as Stockholders. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof or the Holder’s transferees the right to vote or to receive dividends or to consent to or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Bank or any other matter, or any rights whatsoever as stockholders of the Bank.

11. Notices. Any notice pursuant to this Warrant by any Holder to the Bank or by the Bank to the Holder, shall be in writing and shall be mailed first class, postage prepaid, or delivered: (a) if to the Bank, at its Administrative Office at 5810 El Camino Real, Carlsbad, California 92008; or (b) if to the Holder, at the Holder’s respective address on the books of the Bank.

12. Applicable Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

13. Captions. The captions of the Sections and Subsections of this Warrant have been inserted for convenience only and shall have no substantive effect.

ASSIGNMENT OF WARRANT

(To be signed only upon assignment or transfer of Warrant)

To:	SOUTHWEST COMMUNITY BANK 5810 El Camino Real Carlsbad, California 92008	Or to:	U.S. STOCK TRANSFER CORPORATION 1745 Gardena Avenue Glendale. California 91204

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE:______________________________________________________________________________________________________________________________________

(Name and Address of Assignee Must be Printed or Typewritten)

the within Warrant, hereby irrevocably constituting and appointing                                               Attorney to transfer said Warrant on the books of the Bank, with full power of substitution in the premises.

Dated:

Signature of Record Holder

Signature of Record Holder

NOTE: The above signatures(s) must correspond with the names(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed By:

WARRANT EXERCISE FORM

(To be signed only upon exercise of Warrant)

To:	SOUTHWEST COMMUNITY BANK 5810 El Camino Real Carlsbad. California 92008

The undersigned hereby irrevocably elect(s) to exercise the right of purchase represented by the within Warrant for. and to purchase thereunder,                                  shares of the Bank’s Common Stock, and request(s) that certificates for such shares be issued in the name of:

Please print name and address:

Please provide Social Security or Federal Tax I.D. No.:

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant for the balance remaining of the whole number of shares purchasable under the within Warrant be registered in the name of the undersigned Holder or assignee as indicated below and delivered to the address stated below.

DATED:

Address:

Signature of Record Holder or Assignee

Signature of Record Holder or Assignee

NOTE: The above signatures(s) must correspond with the name(s) as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever. unless this Warrant has been assigned.

Signature(s) Guaranteed By:

EXHIBIT B

FEE SCHEDULE

AS

WARRANT AGENT

FOR

SOUTHWEST COMMUNITY BANK

ACCEPTANCE OF APPOINTMENT AND REVIEW OF DOCUMENTATION		$1,500.00

WARRANT ISSUANCE FEE (MINIMUM FEE $500.00)	@$3.00	WILL BILL

MONTHLY WARRANT AGENT FEE	$300.00	WILL BILL

PROCESS WARRANT EXERCISES (INCLUDES POST-DOWN, ISSUE NEW STOCK AND MAIL 1ST CLASS)	@$8.50	WILL BILL

CURE IRREGULAR, INCOMPLETE ITEMS	@$10.00	WILL BILL

OUT OF POCKET EXPENSES AS INCURRED		WILL BILL

SERVICES AND/OR OUT OF POCKET NOT COVERED BY THE ABOVE FEES

WILL BE QUOTED AND BILLED AS REQUESTED UPON REVIEW

OF TASK TO BE PERFORMED.

U. S. STOCK TRANSFER CORPORATION

MARCH 8, 2002